Exhibit 10.4

SECOND CONSULTING SERVICES AGREEMENT

This Second Consulting Services Agreement (“Consulting Agreement” or the “Agreement”) is made effective as of June 14, 2023 (the “Effective Date”), by and between Naveen Bhatia, an individual with an address at 1327 Bay Head Road, Annapolis, MD 21409 (the “Consultant”) and LifeMD, Inc., a corporation with an address of 236 Fifth Avenue, Suite 400, New York, NY 10001 (the “Company”) (the Company and Consultant together the “Parties” or individually a “Party”).

WHEREAS, the Company and the Consultant desire to enter into this Consulting Agreement, pursuant to which the Consultant will provide services as a Consultant to the Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company and the Consultant, intending to be legally bound, hereby agree as follows:

A. Engagement

The Consultant shall provide the Services defined below in Section C herein for the Company, reporting to Justin Schreiber, Chairman & CEO of LifeMD (the “Engagement”). In this capacity, the Consultant agrees to devote its best efforts, energies, and skill to the full discharge of its duties and responsibilities.

B. Commencement, Term, and Termination

1. Commencement; Initial & Extended Terms

Services under this Consulting Agreement shall commence on June 15, 2023 (the “Commencement Date”) and shall continue until June 14, 2025 (the “Initial Term”) unless terminated.

2. Termination for Cause

The Company may terminate this Agreement if the Board of Directors of LifeMD (the “Board”) determines—upon a majority vote of the Board—that the Consultant has:

(a)	materially breached any provision hereof or habitually neglected the duties which the Consultant was required to perform under any provision of this Agreement;

(b)	misappropriated funds or property of the Company or otherwise engaged in acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude, even if not in connection with the performance of the Services, which could reasonably be expected to result in serious prejudice to the interests of the Company if the Consultant was retained by the Company;

(c)	secured any personal profit not completely disclosed to and approved by the Company in connection with any transaction entered into on behalf of or with the Company or any affiliate of the Company; or

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(d)	failed to carry out and perform duties assigned to the Consultant in accordance with the terms hereof in a manner acceptable to the Board after a written demand for substantial performance is delivered to the Consultant which identifies the manner in which the Consultant has not substantially performed the Consultant’s duties and provided further that the Consultant shall be given a reasonable opportunity to cure such failure.

For purposes of this section, the Consultant shall not be terminated for Cause without: (i) reasonable notice to the Consultant setting forth the reasons for the Company’s intention to Terminate for Cause and a reasonable opportunity to cure such situation (if capable of cure), (ii) an opportunity for the Consultant, together with counsel, to be heard before the Board, and (iii) delivery to the Consultant of a notice of termination from the Board of the Company, finding that, in the good faith opinion of the Board, the Consultant had engaged in the conduct set forth above and specifying the particulars thereof in detail.

C. Services to be Performed

1. During the Term of this Consulting Agreement, the Consultant shall provide business development related services to the Company, including but not limited to providing the following services:

○	Introductions to individuals and entities that are supportive of the company’s business development and growth objectives;

○	General assistance with increasing the company’s awareness among institutional investors.

2. The Consultant will use the highest degree of skill and expertise to accomplish the Services within the Initial Term, and any Extended Term(s), of this Agreement professionally and ethically, and to project a positive image of the Company, in accordance with the Company’s policies and procedures, and applicable law.

D. Compensation for Services

1. Compensation for Consulting Services. The Company shall issue Consultant 225,000 shares of LifeMD restricted common stock (collectively, the “Restricted Stock Grants”), according to the following schedule:

●	56,250 shares of Common Stock of LifeMD, Inc. on the execution date of this Agreement

●	56,250 shares of Common Stock of LifeMD, Inc. on the 6 month anniversary of this Agreement;

●	56,250 shares of Common Stock of LifeMD, Inc. on the 12 month anniversary of this Agreement;

●	56,250 shares of Common Stock of LifeMD, Inc. on the 18 month anniversary of this Agreement;

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Any unissued Restricted Stock Grants shall be issued immediately prior to the closing for any Change of Control. As used herein, “Change of Control” means: (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, “Group” means any group or syndicate that would be considered a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Upon a termination for cause, as defined in Section 2, any unissued awards will be forfeited.

2. Entire Compensation. Consultant acknowledges that the foregoing provisions of this Section D constitute the sole and entire compensation payable to it for the Engagement and the provision of the Services of Consultant, and the Parties specifically agree that no compensation, benefits, or other reimbursements of any other nature are required to be paid or payable to Consultant as a result of the provision of Services hereunder.

E. Ownership of Materials

1. Ownership. All materials, reports, plans, information, ideas, inventions, discoveries, improvements, methods, processes, drawings, renditions, mock-ups, prototypes, creative execution, advertising ideas, creative concepts, or other works conceived, created, reduced to practice, delivered, or disclosed to the Company or produced or otherwise arising out of the Services, in whole or in part and whether alone or in conjunction with others (whether or not during work hours devoted to the Services) (collectively, the “Creative Materials”), and all rights, title, and interests (including copyrights) in and to such Creative Materials throughout the world, are hereby assigned to the Company and shall be the sole and exclusive property of the Company.

2. Works Made for Hire. All copyrightable works comprising the Creative Materials shall be considered “works made for hire” as defined in the United States Copyright Act, whether published or unpublished, and all rights, title, and interest to all such copyrightable works shall be the exclusive property of the Company, and the Company shall be deemed to be the author and owner of such copyrightable works. Consultant shall not distribute the copyrightable works, in part or in entirety, to any third party without the express written consent of the Company.

3. Disclosure; Cooperation. Consultant shall promptly disclose all such Creative Materials to the Company, and the Company shall have full power and authority to file any patent or copyright registrations, or other intellectual property submissions, applications, or registrations throughout the world thereon and to procure and maintain any patents, copyrights, or other intellectual property rights thereon. Consultant agrees, at the Company’s reasonable request and expense, to execute any applications, assignments, instruments, and other documents, and perform such acts, as the Company may deem necessary or advisable to confirm and vest in the Company all such rights, title and interests throughout the world in and to such Creative Materials and all intellectual property rights pertaining thereto, and to assist the Company in procuring, maintaining, enforcing, and defending such intellectual property rights and protection throughout the world thereon. To the extent not covered by the foregoing, The Company shall have the fully paid-up and irrevocable right to use and disclose freely and for any purpose all information and ideas disclosed by Consultant to the Company in performing the Services hereunder.

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4. Consultant’s Obligations. With respect to any Creative Materials, Consultant shall:

(a)	Treat all information with respect thereto as Confidential Information of the Company;

(b)	Keep complete and accurate records thereof, which records shall be the property of the Company; and

(c)	From time to time, upon the request and at the expense of the Company, but without payment to Consultant by the Company of additional consulting fees, execute all assignment or other instruments required to transfer and assign to the Company (or as it may direct) all Creative Materials, and all patents and applications for patents, copyrights, or applications for registration of copyrights, covering such inventions or otherwise required to protect the rights and interests of the Company.

F. Confidentiality

1. Confidential Information. Consultant acknowledges that it may be necessary for the Company during the course of the Engagement, to disclose certain confidential and proprietary information (“Confidential Information”) to Consultant, in order for Consultant to perform the Services pursuant to this Agreement. Consultant shall not disclose or use, at any time either during or after the Term of this Agreement, for their own benefit or for the benefit of any third party, any Confidential Information without the Company’s prior written permission except to the extent necessary to perform the Services on the Company’s behalf. Confidential Information includes, without limitation:

(a)	The written, printed, graphic, or electronically recorded materials furnished by the Company for Consultant to use;

(b)	Any written or tangible information stamped “confidential,” “proprietary,” or with a similar legend or any information that the Company makes reasonable efforts to maintain its secrecy;

(c)	Business, research and development, regulatory, and marketing plans; objectives and/or strategies; financial information; corporate initiatives; contractual and business arrangements; customer and supplier lists; sales projections; product information and launch plans; regulatory submissions; and pricing information of the Company and its affiliates;

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(d)	Information, data, test results, patent applications, methodologies, operating procedures, trade secrets, design formulas, know-how, techniques, analyses, technology, processes, protocols, specifications, and instructions relating to the Company’s proprietary products, including safety data and reference standards, investigators brochures, documents and reports, computer programs and inventories, discoveries and improvements of any kind, sales projections, product information, and pricing information of the Company and its affiliates;

(e)	Information, know-how, trade secrets, materials, and tangible property belonging to customers and suppliers of the Company and other third parties who have disclosed such confidential and proprietary information to the Company about whom Consultant gained knowledge as a result of providing Services to the Company;

(f)	Any data, deliverables, or other work product or information generated or developed by Consultant in connection with the performance of Services under this Agreement, including all Creative Materials; and

(g)	Any copies, extracts, notes, or summaries of any information described in clauses (a) through (f).

Notwithstanding any of the foregoing, Confidential Information shall not include any information that:

(a)	is or becomes available in the public domain through no fault of, or act or failure to act on the part of, Consultant;

(b)	is rightfully in Consultant’s possession at the time of disclosure by the Company, as evidenced by Consultant’s written records maintained in the ordinary course of business; or

(c)	is obtained, after the Effective Date, by Consultant from any third party that is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation with respect to such Confidential Information.

2. At any time upon request of the Company or upon Termination of this Agreement, Consultant shall promptly deliver to the Company: (i) all Confidential Information (and all copies thereof) and all other property furnished to Consultant, by the Company and all other materials prepared by Consultant, containing any Confidential Information; and (ii) a certification that all Confidential Information has been delivered to the Company.

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3. Notwithstanding the return of Confidential Information or the Termination of this Agreement, Consultant, will continue to be bound by the obligations of confidentiality pursuant to this Section F. In addition to its other legal rights, the Company shall be entitled to temporary and permanent injunctive relief and specific performance to remedy any breach or attempted breach of this Section F of the Agreement, and in the event the Company prevails in any action brought under this Section F, the Company shall also be entitled to recover its reasonable attorney’s fees and costs expended in such action from Consultant.

G. Non-Solicitation; Non-Disparagement

1. Non-Solicitation. Consultant covenants and agrees that during the term of this Agreement, and for a two (2) year period immediately following the termination of this Agreement, regardless of the reason therefor, the Consultant shall not solicit, induce, aid, or suggest to: (a) any employee to leave such employ, (b) any contractor, consultant, or other service provider to terminate such relationship, or (b) any customer, agency, vendor, or supplier of the Company to cease doing business with the Company.

2. Mutual Non-Disparagement. The parties mutually agree to forbear from making, causing to be made, publishing, ratifying, or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them.

H. RESERVED.

I. Indemnification

1. The Company agrees to defend, indemnify, and hold Consultant harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by the Company of its warranties, representations, covenants, and obligations outlined in this Agreement; and (b) the gross negligence or willful misconduct of the Company; and (c) the failure of the Company to comply with all legal requirements to the best of its knowledge at the time.

2. Consultant agrees to defend, indemnify, and hold the Company harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by Consultant of his warranties, representations, covenants, and obligations outlined in this Agreement; (b) the gross negligence or willful misconduct of Consultant; and (c) the failure of Consultant to comply with all legal requirements to the best of his knowledge at the time. Consultant’s indemnification obligations under this Agreement will be limited to $1 million US Dollars and will be subordinate to any payment to the Company received with respect to the D&O insurance or any other payments to the Company received by the Company, directly or indirectly, as a result of any of the above actions by Consultant that would give rise to an indemnification claim by the Company against Consultant.

3. The Parties further agree that they shall not, without the prior written consent of the other Party, settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which defense and/or indemnification may be sought hereunder unless such settlement, compromise, or consent includes an unconditional release of the Party seeking defense and/or indemnity from all liability arising out of such claim, action, suit, or proceeding.

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4. The Party seeking defense or indemnification hereunder shall: (i) promptly notify the other Party of the matter for which defense or indemnification is sought; (ii) subject to the immediately preceding sentence of this paragraph, provide the other Party with sole control over the defense and/or settlement thereof, including but not limited to the selection of counsel; and (iii) at the request of the Party providing defense and/or indemnification, fully cooperate in the provision of full and complete information and reasonable assistance with respect to the defense of such matter.

J. Survival

The obligations of the Parties pursuant to Sections E, F, G, and J shall survive the Termination of this Agreement, regardless of the reason for such Termination, along with any and all other provisions that expressly provide for survival of Termination.

K. Relationship of the Parties; Independent Contractor Status

The Parties agree that the relationship created by this Engagement is one of an independent contractor. The Parties further agree that Consultant, are not and shall not be considered employees of the Company and are not and shall not be entitled to any of the rights and/or benefits that the Company provides for the Company’s employees (including any employee pension, health, vacation pay, sick pay, or other fringe benefits offered by the Company under plan or practice) by virtue of the Services being rendered by Consultant. Consultant acknowledges and agrees that the Company does not, and shall not, maintain or procure any workers’ compensation or unemployment compensation insurance for or on behalf of Consultant, and shall make no state temporary disability or family leave insurance payments on behalf of Consultant, and Consultant agrees that Consultant will not be entitled to these benefits in connection with performance of the Services under this Agreement. Consultant acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits, and other compensation which Consultant, may be entitled to receive in connection with the performance of the Services under this Agreement. Consultant is responsible for all taxes, if any, imposed on it in connection with its performance of Services under this Agreement, including any federal, state, and local income, sales, use, excise, and other taxes or assessments thereon.

L. Binding Nature; Assignments

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, representatives, administrators, heirs, executors, and permitted assigns, except that the duties of Consultant are personal and shall not be assigned or subcontracted without the Company’s prior written consent and any purported assignment without such written consent shall be deemed void and unenforceable.

M. Entire Agreement; Amendments

This Agreement contains the entire understanding between the Parties with respect to its subject matter and supersedes all previous negotiations, agreements, or understandings between the Parties—as well as between Consultant and Cleared—whether written or verbal. This Agreement may not be amended or modified, except in writing, executed by duly authorized representatives of the Parties hereto.

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N. Governing Law; Consent to Jurisdiction and Venue

This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflicts of laws. The Parties agree that any dispute concerning or arising under this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of New York, and each Party agrees to submit to the personal and exclusive jurisdiction and venue of such courts.

O. Notices

All notices required or permitted to be delivered under this Agreement shall be in writing and sent to the principal place of business of the Party to whom they are addressed. Notices to Consultant shall be delivered to the attention of Consultant. Notices to the Company shall be delivered to the attention of the CEO and General Counsel (legal@lifemd.com). All notices under this Agreement shall be deemed delivered only if sent by overnight mail or courier with return receipt, or email with read receipt.

P. Severability

If any provision of this Agreement is found to be invalid or unenforceable for any reason by a court of competent jurisdiction, that provision shall be stricken from this Agreement and that finding shall not invalidate any other terms of this Agreement, which terms shall remain in full force and effect according to the surviving terms of this Agreement. In such an event, the Parties shall negotiate with one another to agree on a provision which the Parties would have agreed if they had known of the defect when they signed this Agreement, in order to achieve the same commercial outcome and objectives of this Agreement that were intended upon its execution.

Q. Dispute Resolution

In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation or arbitration (except for emergency injunctive relief). If the parties are unable to resolve the dispute within thirty (30) days, then the parties agree to mediate the dispute with a mutually agreed upon mediator in New York, NY. If the parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. The parties further agree that any applicable statute of limitations will be tolled for the period from the date mediation is requested until 14 days following the mediation. If the mediation does not resolve the dispute, then the parties irrevocably and unconditionally agree to the arbitration provisions in Paragraph R below.

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R. Arbitration

To ensure the rapid and economical resolution of disputes that may arise in connection with this Agreement, Consultant and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Consultant’s consulting with the Company, or the termination of this Agreement, shall be resolved pursuant to the employment arbitration rules and procedures under the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/ ). Consultant agrees that the use of the JAMS rules and procedures does not change Consultant’s classification to that of an employee. To the contrary, Consultant reaffirms that the Consultant is an independent contractor. The arbitration will take place in New York, NY unless otherwise agreed to by the Parties. Consultant acknowledges that by agreeing to this arbitration procedure, both Consultant and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Consultant or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding description regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Consultant intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Consultant will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Consultant or the Company would be entitled to seek in a court of law. Nothing in this Agreement is intended to prevent either Consultant or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

S. Fees, Costs, & Damages

If any action is necessary to enforce the provisions of this Agreement, including any claims or demands, or to interpret this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which it may otherwise he entitled.

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If any legal action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action.

T. Counsel

The Parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Consultant represents that it has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Consultant has not relied upon any advice from the Company and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Consultant further acknowledges that the Company has not made any representations to Consultant with respect to tax issues.

U. Force Majeure

Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to acts of God; acts of the public enemy; acts of the United States of America or any state, territory, or political subdivision thereof or of the District of Columbia; fires; floods; epidemics; quarantine restrictions; strike; or freight embargoes. Notwithstanding the foregoing provisions of this Section, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay.

V. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall be construed as a single instrument. This Agreement may be executed by facsimile or other electronic transmissions, and signatures on any facsimile or electronic transmission copy hereof shall be deemed authorized original signatures.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Consulting Agreement has been duly executed by or on behalf of the Parties as of its Effective Date.

CONSULTANT	LIFEMD, INC.

/s/ Naveen Bhatia	/s/ Justin Schreiber
Naveen Bhatia	Justin Schreiber
Chairman & CEO

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